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                                                                    EXHIBIT 99.2

                              G & L REALTY CORP.

                               September 7, 2001

VIA FACSIMILE (310) 552-3209
----------------------------

Mr. Lyle Weisman
Mr. Asher Gottesman
Mr. Len Fisch
Mr. Igor Korbatov
c/o Aaron A. Grunfeld, Esquire
Resch, Polster, Albert & Berger, LLP
10390 Santa Monica Boulevard
Fourth Floor
Los Angeles, California  90025-5058

        Re:  Offer to Purchase G & L Realty Corp.
             ------------------------------------

Gentlemen:

        The Special Committee (the "Committee") of the Board of Directors of G & L Realty Corp. (the "Company") is in receipt of your proposal, dated June 5, 2001, as amended by your letters dated June 22, 2001, July 6, 2001, July 30, 2001, August 21, 2001 and September 5, 2001 (the "WGFK Proposal").

        Since the WGFK Proposal does not contemplate a merger, and since the Company has no power to cause its stockholders to transfer their shares to you, the Committee has interpreted your proposal as one to make a tender offer for a minimum of 45% of the Company's outstanding shares of common stock conditioned upon a termination of the Agreement and Plan of Merger, dated as of May 10, 2001 (the "Merger Agreement"), between the Company and G & L Acquisition, LLC (the "Acquiror").

        In reviewing your proposal, the Committee considered a number of things including the following:

      . The WGFK Proposal is not in the form of an offer capable of acceptance by the Committee, as evidenced by a proposed agreement executed by you which incorporates all of the material terms of the proposed transaction, the execution of which by the Company would constitute a binding contract. Accordingly, to proceed to negotiations with you would require that the Committee terminate the Merger Agreement in advance of the existence of any legally binding commitment on you part to deliver the $2.5 million good faith deposit needed to reimburse the Company for the costs which would be incurred upon the

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Mr. Lyle Weisman, et al.
September 7, 2001
Page 2

        termination of the Merger Agreement. As we have previously advised you, the Committee is not prepared to proceed with you unless the Company has in hand both (a) the $2.5 million good faith deposit and (b) a currently enforceable contractual right to use those funds to satisfy the Company's obligations to the Acquiror upon a termination of the Merger Agreement.

     . The WGFK Proposal includes no objective criteria for determining the purchase price adjustments that would be applicable in the case of a transaction in which due diligence was performed. In the absence of objective criteria, the Committee has had to consider the WGFK Proposal as a proposal at $15.50.

     . Based on expert advice, the Committee is of the view that it is more likely than not that you would be unable to acquire 45% of the outstanding shares of the Company's common stock (calculated inclusive of your current holdings), in a tender offer opposed by Messrs. Gottlieb and Lebowitz. Furthermore, Messrs. Gottlieb and Lebowitz have advised the Committee that they would in fact oppose a tender offer by you at the price indicated in the WGFK Proposal. Accordingly, in light of the holdings of Messrs. Gottlieb and Lebowitz, the only form of a tender offer made (a) at an appropriate price, (b) on an any and all basis or subject to a minimum threshold which the Committee determines is more likely than not to be satisfied and (c) given the fact that the Merger Agreement may soon be subject to termination unless a meeting of stockholders is convened, with absolutely no contingencies. In other words, the Committee would recommend a transaction which would afford all stockholders who want to exit their position in the Company the guaranteed right to do so at the agreed upon price.

     . The Committee believes that there is a material risk that, if the benefits to the Company's non-affiliated common stockholders afforded under the Merger Agreement were to be forfeited and if the minimum tender condition specified in the WGFK Proposal were not satisfied, the Company's common stock would trade at a significant discount to the price specified in the Merger Agreement. In this regard, it is noted that Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Committee, has advised the Committee that, in its view, the range of values of the Company's common stock is between $5.00 and $10.00 per share.

     . Despite our numerous requests over the past several months, you have yet to provide us with any business plan or indication of your intentions with respect to the future management or operation of the Company. The Committee is not prepared to recommend a potential change of control transaction without first

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Mr. Lyle Weisman, et al.
September 7, 2001
Page 3


        reviewing the business plan presented by the potential acquiror of such a control position.

      . If it is your desire to conduct a tender offer, you do not need the approval or consent of the Committee. Accordingly, there is no reason to risk the transaction contemplated by the Merger Agreement, when you have the unilateral power to implement your proposal.

      . The Committee is concerned that the continued lapse of time will give rise to the right of the Acquiror to terminate the Merger Agreement, leaving the Company's stockholders without an opportunity to participate in any transaction.

        In light of the above considerations, the Committee has determined that it is not in a position to recommend the WGFK Proposal to the Board of Directors of the Company. Furthermore, the Committee determined at its meeting today that the transaction contemplated by the Merger Agreement remains fair and reasonable to and in the best interests of the Company and its unaffiliated common stockholders and affirmed its recommendation that the Company consummate the transaction contemplated by the Merger Agreement.

        Thank you for your ongoing interest.

                                        Very truly yours,

                                        THE SPECIAL COMMITTEE OF THE
                                        BOARD OF DIRECTORS OF G & L
                                        REALTY CORP.


                                        By: /s/ S. Craig Tompkins
                                           -------------------------
                                           S. Craig Tompkins, Chairman